Exhibit 99.1

Vapor Corp. Announces Retention of Knight Global Services, LLC; Ryan

Kavanaugh to Join as Member of Board of Directors and Strategic Advisor

DANIA BEACH, Fla., February 6, 2014 Vapor Corp. (OTCQB:VPCO; “Vapor”, the “Company” or “we”), a leading U.S. based electronic cigarette company whose brands include Krave®, Fifty-One®, VaporX®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumare™, Hookah Stix® and Smoke Star®, today announced that it has retained Knight Global Services, LLC to assist the company with increasing awareness of Vapor’s electronic cigarette brands as well as helping the company to expand and diversify its relationships with large retailers and national chains. Vapor Corp.’s products are available today in more than 60,000 retail outlets in the U.S. and Canada.

Knight Global Services, LLC is a wholly owned subsidiary of Knight Global, LLC of which Ryan Kavanaugh is an investor and principal. Knight Global serves as the family office for Mr. Kavanaugh. Mr. Kavanaugh is the Founder and Chief Executive Officer of Relativity, a next-generation media company engaged in multiple aspects of entertainment, including film production; financing and distribution; television; sports management; music publishing; and digital media.

Mr. Kavanaugh will serve as a strategic advisor toVapor Corp. and will also will join the company’s Board of Directors within five business days after the company files its Annual Report for the fiscal year ended December 31, 2013.

For additional information, reference is made to Vapor’s Current Report on Form 8-K dated February 3, 2014, as filed with the Securities and Exchange Commission on February 6, 2014.

About Vapor Corp.

Vapor Corp., a publicly traded company, is a leading U.S. based electronic cigarette company, whose brands include Fifty-One®, Krave®, VaporX®, EZ Smoker®, Alternacig®, Green Puffer®, Americig®, Fumare™, Hookah Stix® and Smoke Star®. We also design and develop private label brands for some of our distribution customers. “Electronic cigarettes” or “e-cigarettes,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor’s electronic cigarettes and accessories are available online, through direct response to our television advertisements and through retail locations throughout the United States. For more information on Vapor Corp. and its e-cigarette brands, please visit us at www.vapor-corp.com.

About Ryan Kavanaugh

Ryan Kavanaugh is the Founder and Chief Executive Officer of Relativity, a next-generation studio. The company is engaged in multiple aspects of entertainment, including film and television financing, production and distribution; music publishing; sports management and digital media. Kavanaugh is a highly successful producer and global expert in film finance. Under his leadership, Relativity has produced, distributed or structured financing for more than 200 motion pictures generating more than $17 billion in worldwide box-office revenue and earning 60 Oscar® nominations.

Among the newest Relativity films Kavanaugh has produced or executive produced are McG’s Three Days to Kill, starring Kevin Costner; Scott Cooper’s Out of the Furnace, with Christian Bale and Zoe Saldana; and Luc Besson’s The Family, starring Robert De Niro, Michelle Pfeiffer and Tommy Lee Jones.

Previous Relativity productions include Safe Haven, directed by Lasse Hallström; Mirror Mirror, starring Julia Roberts; Immortals, which grossed more than $225 million worldwide; Neil Burger’s thriller Limitless, starring Bradley Cooper; David O. Russell’s The Fighter, which earned seven Oscar nominations and won two; and David Fincher’s The Social Network (executive producer), which received eight Oscar nominations.

Kavanaugh began his entertainment industry career as the architect of innovative slate-financing arrangements for a number of major studios. He crafted feature-film funding structures for Sony, Universal, Warner Bros. and others, introducing more than $10 billion in capital to the sector. Relativity evolved from a finance and production company into a full-fledged movie studio after Kavanaugh led its acquisition of Overture Films’ marketing and distribution operations in 2010. He further strengthened the studio’s distribution network by negotiating a first-of-its-kind television deal with Netflix, forging a strategic partnership with Sir Richard Branson’s Virgin Mobile and Virgin Produced and overseeing the studio’s aggressive expansion into China.

Kavanaugh’s work has garnered numerous accolades. In 2011 he was named Variety’s Showman of the Year. The Hollywood Reporter honored him with its 2010 Leadership Award and he was honored with the 2009 Hollywood Producer of the Year Award at the 13th Annual Hollywood Awards Gala. In a special issue dedicated to him, Variety recognized Kavanaugh as a “Billion Dollar Producer.”

A devoted philanthropist, Kavanaugh serves as chairman of the board for The Art of Elysium, an organization that encourages artists to donate their time and talents to children battling serious medical conditions. He is a recipient of the Cedars-Sinai Medical Center Board of Governors’ Hollywood Humanitarian Award and the Anti-Defamation League’s 2011 Entertainment Industry Award. In recognition of his dedication to helping inner-city youth, he was presented with the Sheriff’s Youth Foundation Community Champion Award.

Safe Harbor Statement

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements concern Vapor’s operations, economic performance and financial condition and are based largely on Vapor’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Vapor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain of these factors and risks, as well as other risks and uncertainties are stated in Vapor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in Vapor’s subsequent filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.